As filed with the Securities and Exchange Commission on September 22, 1994.
                         Registration No. 33-




                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549
                      ----------------------

                             FORM S-8

                      REGISTRATION STATEMENT
                               UNDER
                    THE SECURITIES ACT OF 1933

                  SAFECARD SERVICES, INCORPORATED
      ------------------------------------------------------
      (Exact name of Registrant as specified in its Charter)


Delaware                                     13-2650534
- --------------------------------             -------------------
(State or other jurisdiction of              (I.R.S. Employer
incorporation or organization)               Identification No.)


                    3001 E. Pershing Boulevard
                      Cheyenne, Wyoming 82001
             ----------------------------------------
             (Address of Principal Executive Offices)

                  SAFECARD SERVICES, INCORPORATED
                    EMPLOYEES STOCK OPTION PLAN
                  -------------------------------
                       (Full title of Plans)

                         Marc F. Joseph
           Senior Vice President-Law and Public Affairs
                     202 ATP Tour Boulevard
                 Ponte Vedra Beach, Florida 32082
                         (904) 273-3000
      ------------------------------------------------------

      (Name, address, telephone number of agent for service)




                             TOTAL PAGES:  28




                  CALCULATION OF REGISTRATION FEE

                                    Proposed
                       Amount       Maximum              Amount of
Title of Shares        to be        Aggregate Price      Registration
to be Registered       Registered   Per Unit             Fee
- ----------------       ----------   ---------------      ------------
Common Stock            42,600      $16.50               $242.38
                       157,400      $16.375              $888.77


(1) Estimated solely for the purpose of determining the registration fee. The common stock of SafeCard Services, Incorporated (the "Company"), par value $.01 per share (the "Common Stock"), is listed on the New York Stock Exchange ("NYSE"). $16.50 represents the weighted average option price for 42,600 shares of Common Stock covered by options outstanding on September 19, 1994 and with respect to 157,400 shares of Common Stock not presently subject to outstanding option, $16.00 represents the average of high and low prices of the Registrant's Common Stock as quoted on NYSE on September 16, 1994.

(2) This amount is calculated based on an aggregate of 200,000 of shares of Common Stock being registered hereunder for issuance pursuant to the exercise of options under the SafeCard Services, Incorporated Employees Stock Option Plan (the "Employees Plan").
     This Registration Statement also includes such indeterminate number of additional shares of Common Stock of the Registrant as may be issuable as a result of stock splits, stock dividends or similar transactions, as described in the Plans. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate amount of interests in the Employees Plan to be offered or sold pursuant to the Employees Plan.



















                              PART I
                              ------
       INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
       ----------------------------------------------------

Items 1  and  2.       Plan Information; Registrant Information
- ----------------       and Employee Plan Annual Information
                       ----------------------------------------

         The document(s) containing the information specified in the instructions to Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1).




                              PART II
                              -------
        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
        --------------------------------------------------

Item 3.        Incorporation of Documents by Reference
- -------        ---------------------------------------

         The Company hereby incorporates by reference into this Registration Statement the following documents filed by the Company with the Securities and Exchange Commission (the
"Commission"):

               (a) The Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1993;

               (b) The Company's Forms 8-K, dated December 6, 1993, January 14, 1994, April 18, 1994, July 13, 1994 and July 25, 1994.

               (c) The Company's quarterly report on Form 10-Q for its fiscal quarter ended January 31, 1994;

               (d) The Company's quarterly report on Form 10-Q for its fiscal quarter ended April 30, 1994;

               (e) The Company's Quarterly report on Form 10-Q for its fiscal quarter ended July 31, 1994;

               (f)  The Company's Proxy Statement dated February 4, 1994.

         All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the
Securities Exchange Act of 1934, as amended (the "Exchange Act), prior to the filing of a post-effective amendment which indicates that all securities have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of the filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

         With respect to the unaudited consolidated financial information of SafeCard Services, Incorporated for the fiscal quarters ended January 31, 1994, April 30, 1994 and July 31, 1994, incorporated by reference in this registration statement, Price Waterhouse LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated February 25, 1994, June 13, 1994 and August 18, 1994 incorporated by reference herein, state that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Price Waterhouse LLP has not carried out any significant or additional audit tests beyond those which would have been necessary if their reports had not been included. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Price Waterhouse LLP is not subject to the liability provisions of section 11 of the Securities Act of 1933 for their reports on the unaudited consolidated financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by Price Waterhouse LLP within the meaning of sections 7 and 11 of the Act.


Item 4.   Description of Securities
- -------   -------------------------

     General
     -------

         The Company's Certificate of Incorporation authorizes the issuance of 35,000,000 shares of Common Stock, par value $.01 per share. The Common Stock is listed and traded on the New York Stock Exchange under the symbol SSI.

         Certain characteristics of the Common Stock are described below.

         The Company may pay dividends on the Common Stock when, as and if declared by its Board of Directors out of funds legally available therefor, subject to certain restrictions. The holders of Common Stock will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors.

         The Company's Board of Directors declared a cash dividend of $.05 per share payable on September 30, 1994 to stockholders of record on September 21, 1994. The Board has adopted a policy of declaring cash dividends of $.05 per share on a quarterly basis. This policy is subject to change at the discretion of the Board of Directors.

         Shares of Common Stock are non-assessable upon payment therefor. In the event of a liquidation, dissolution or winding up of the Company, each holder of Common Stock would be entitled to receive, after payment of all debts and liabilities of the Company, a pro-rata portion of all assets of the Company available for distribution to holders of Common Stock.

         Holders of Common Stock do not have any preemptive rights.

     Voting and Election of Directors
     --------------------------------

         Each holder of Common Stock is entitled to one vote for each share held on all matters voted upon by stockholders. The Company's Certificate of Incorporation does not give stockholders the right to vote for directors cumulatively. The Company's directors are divided into three classes serving three year terms, with each class as equal in number as possible and only one class elected each year.

     Certain Change in Control Provisions
     ------------------------------------

         The Certificate of Incorporation and Bylaws of the Company contain certain provisions which may have the effect of delaying, deferring or preventing a change in control of the Company in the absence of the approval of the Company's Board of Directors or otherwise. These provisions include the following: the Company's Board of Directors shall be classified into three classes of approximately equal number having staggered terms of three years each. Special meetings of stockholders may be called only by the Chairman of the Board or upon the written request of a majority of the Board of Directors. Such request shall state the purposes of the proposed meeting. Business transacted at the special meeting shall be limited to the purposes stated in the request. Stockholder proposals and nominations for the election of directors at any meeting of stockholders must be submitted in writing to the Secretary of the Company in accordance with prescribed procedures and must be received within certain prescribed time periods. For example, notice of a stockholder proposal to be brought before the annual meeting must be delivered to, or mailed and received at, the Company's principal executive offices not less than sixty days nor more than ninety days prior to the scheduled annual meeting. Such notice to the Secretary shall contain (i) a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address of the stockholders proposing such business and any other stockholders known by such stockholder to be supporting such proposal, (iii) the class and number of shares of the Common Stock beneficially owned by the stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice, and
(iv) any financial interest of the stockholder in such proposal.

         In addition, the Company's Bylaws provide that they may only be amended or repealed by the affirmative vote of the holders of two-thirds of the stock issued and outstanding and entitled to vote or by the affirmative vote of a majority of the Board of Directors.

Transfer Agent and Registrar
- ----------------------------

         The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company of New York.

Item 5.   Interests of Named Experts and Counsel
- -------   --------------------------------------

          Not Applicable.

Item 6.   Indemnification of Directors and Officers
- -------   -----------------------------------------

          Section 145 of the Delaware General Corporation Law generally provides the Company broad powers to indemnify its directors, officers, employees and agents.

          Section 145(a) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of a corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful.

          Section 145(b) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

          Section 145(c) provides that, to the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

          Section 145(d) provides that any indemnification under Subsections 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in subsections (a) and
(b) of Section 145. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

          Section 145(e) provides that expenses (including attorneys' fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized in Section 145.

          Section 145(f) provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which any director or officer seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office.

          Section 145(j) provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

          Article EIGHTH of the Company's Certificate of Incorporation provides that the Company shall to the full extent permitted by Section 145 of the Delaware General Corporation Law, indemnify all persons whom it may indemnify pursuant thereto.

          Article TWELFTH of the Company's Certificate of Incorporation, consistent with Section 102(b)(7) of the Delaware General Corporation Law, provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any improper payment of dividends or any unlawful stock purchase or redemption as provided under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Article TWELFTH further provides that no amendment or repeal of such article or adoption of any provision of the Certificate of Incorporation inconsistent with Article TWELFTH shall prejudice the exculpatory effect of Article TWELFTH with respect to any act or omission occurring prior to the effective date of such amendment, repeal or inconsistent provision.

          Section 10 of Article V of the Company's By-Laws provides that each person who is or was a director or officer of the Company or any of its subsidiaries and each person who serves or may have served at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (and the heirs, executors, administrators and estates of any such persons), shall be indemnified by the Company in accordance with and to the fullest extent authorized by, the provisions of Delaware General Corporation Law as it may from time to time be amended. Each person who is or was an employee or agent of the Company, and each person who serves or may have served as an employee or agent of another corporation, partnership, joint venture trust or other enterprise, may be similarly indemnified at the discretion of the Board of Directors.

          In addition to indemnification provided by statutes, the Company's Certificate of Incorporation and Bylaws, the Company has written indemnity agreements with its directors and with certain of its officers. In general, the written indemnity agreements provide broad protection to the indemnitee, including, among other things, (i) mandatory advancement of litigation expenses (including attorneys' fees), subject to an undertaking by the indemnitee to repay such advances if it is later determined that he or she is not entitled to indemnification; (ii) contribution toward the amount incurred by the indemnitee under certain circumstances where complete indemnification may otherwise be unavailable; (iii) continuation of the maximum directors' and officers' liability insurance available to the Company; and (iv) payment of expenses incurred by the indemnitee in actions brought by the indemnitee under certain circumstances. The indemnity agreements provide additional benefits in the event of a change in control of the Company. The indemnity agreements also provide that no action may be brought by or on behalf of the Company against the indemnitee after the expiration of two years from the date of the accrual of such action.

Item  7.  Exemption from Registration Claimed
- --------  -----------------------------------

          Not applicable.

Item 8.   Exhibits
- -------   --------

          This Form S-8 Registration Statement includes the following exhibits:



Exhibit   Number
- -------   ------

5 Opinion of Mahoney Adams & Criser, P.A., counsel for the Company, concerning the legality of the securities being registered.

15        Letter Regarding unaudited financial information.

23(a)     Consent of Price Waterhouse LLP, Independent Accountants.


23(b) Consent of Mahoney Adams & Criser, P.A., counsel for the Company (included in Exhibit (5)).

25        Powers of Attorney


Item 9.   Undertakings
- -------   ------------

     (1)  The undersigned registrant hereby undertakes:

          (a) To file during any period in which offers or sales of the securities registered hereunder are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ponte Vedra Beach, State of Florida, as of the 21st day of September, 1994.

                                   SAFECARD SERVICES INCORPORATED



                                   By:            *
                                         -----------------------------
                                         Paul G. Kahn
                                         Chairman and Chief Executive
                                         Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                     Title                      Date
- ---------                     -----                      ----



         *
- -----------------------       Director                   September 21, 1994
William T. Bacon, Jr.



         *
- -----------------------       Director                   September 21, 1994
Marshall L. Burman



         *
- ------------------------      Director                   September 21, 1994
Robert L. Dilenschneider



         *
- ------------------------      Director, Chairman and     September 21, 1994
Paul G. Kahn                  Chief Executive Officer


         *
- ------------------------      Director                   September 21, 1994
Eugene Miller


         *
- ------------------------      Director                   September 21, 1994
Thomas F. Petway, III


         *
- ------------------------      Chief Financial Officer    September 21, 1994
G. Thomas Frankland           (also principal accounting
                              officer)




FRANCIS J. MARINO
- -------------------                                      September 21, 1994
Francis J. Marino
*Attorney in Fact


          By signing his name hereto, Francis J. Marino, does sign this document on behalf of each of the persons indicated by an asterisk above, pursuant to Powers of Attorney duly executed by such persons and filed with the Securities and Exchange Commission herewith.


          Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plans) have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Ponte Vedra Beach, State of Florida as of the 19th day of September 1994.






                              SAFECARD SERVICES, INCORPORATED
                              Employees Stock Option Plan


                              By:  DAVID C. THOMPSON
                                   ---------------------------
                                   David C. Thompson
                                   Chairman of Employees Stock Option
                                   Plan Committee








                         INDEX TO EXHIBITS


                                                           Pagination by
Exhibit             Exhibit                                Sequential
Number              Description                            Numbering System


5         Opinion of  Mahoney Adams & Criser, P.A.,            15-16
          counsel for the Company, concerning the
          legality of the securities being registered.

15        Letter regarding unaudited financial information.      18

23(a)     Consent of Price Waterhouse LLP, Independent           20
          Accountants.

23(b)     Consent of  Mahoney Adams & Criser, P.A., counsel      --
          for the Company (included in Exhibit 5).


25        Powers of Attorney.                                  22-28